Exhibit 99.2

Gores Holdings IX, Inc. Completes

$525 Million Initial Public Offering

BOULDER, CO, January 14, 2022 – Gores Holdings IX, Inc. (the “Company”), a blank check company sponsored by an affiliate of The Gores Group, LLC, a global investment firm founded in 1987 by Alec Gores, and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 52,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $525,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the Nasdaq Global Market under the ticker symbol “GHIXU” on January 12, 2022. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “GHIX” and “GHIXW,” respectively.

Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are serving as joint book-running managers for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 1 Columbus Circle, New York, New York 10019, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; or Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, or email: prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities became effective on January 11, 2022, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

Managing Director, The Gores Group

(310) 209-3010

jchou@gores.com